Exhibit 2.1

Amendment No. 5 to Amended and Restated Agreement and Plan of Merger

Dated as of July 21, 2025

This Amendment No. 5 to Amended and Restated Agreement and Plan of Merger (this “Amendment”) is made and entered into as of the date first set forth above (the “Amendment Date”) by and among (i) Welsbach Technology Metals Acquisition Corp., a Delaware corporation (“Acquiror”), (ii) WTMA Merger Subsidiary LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Acquiror (“Merger Sub”) and (iii) Evolution Metals LLC, a Delaware limited liability company (the “Company”). Acquiror, Merger Sub and the Company may be referred to herein individually as a “Party” and, collectively, as the “Parties.”

WHEREAS, the Parties are all of the parties to that certain Amended and Restated Agreement and Plan of Merger, dated as of November 6, 2024, as amended by Amendment No. 1 to Amended and Restated Agreement and Plan of Merger, dated November 11, 2024, Amendment No. 2 to Amended and Restated Agreement and Plan of Merger, dated February 10, 2025, Amendment No. 3 to Amended and Restated Agreement and Plan of Merger, dated March 31, 2025 and Amendment No. 4 to Amended and Restated Agreement and Plan of Merger, dated June 11, 2025 (as may be further amended, modified or supplemented, the “Merger Agreement”); and

WHEREAS, the Parties now desire to amend the Merger Agreement and, pursuant to the provisions of Section 11.11 of the Merger Agreement, the Merger Agreement may be amended by the Parties in writing.

NOW THEREFORE, in consideration of the mutual agreements contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

1.	Definitions. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Merger Agreement.

2.	Amendment. Pursuant to the provisions of Section 11.11 of the Merger Agreement, the Merger Agreement is hereby amended as follows:

(a)	The recitals of the Merger Agreements are hereby amended and restated in their entirety to provide as follows:

“Whereas, the parties hereto are all the parties to the Agreement and Plan of Merger, dated April 1, 2024 (the “Original Agreement”), and now desire to amend, restate and replace in its entirety the Original Agreement by entering into this Agreement on the terms and subject to the conditions set forth herein;

Whereas, Acquiror is a blank check company incorporated as a Delaware corporation and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities;

Whereas, upon the terms and subject to the conditions of this Agreement, and in accordance with the Delaware Limited Liability Company Act, as amended (the “DLLCA”), (x) Merger Sub will merge with and into the Company, the separate existence of Merger Sub will cease and the Company will be the surviving company and an indirectly wholly owned subsidiary of Acquiror (the “Merger”) and (y) Acquiror will change its name to “Evolution Metals & Technologies Corp.”;

Whereas, upon the Effective Time, all of the Company Membership Units (as defined below) will be converted into the right to receive the Aggregate Merger Consideration as set forth in this Agreement;

Whereas, each of the parties hereto intends that, for United States federal income tax purposes (and, to the extent applicable, for state and local tax purposes), the Merger, together with the Precedent Transactions (as defined below), will qualify as a transfer to a corporation controlled by transferors within the meaning of Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations;

Whereas, the manager of the Company has (i) determined that it is advisable for the Company to enter into this Agreement and the documents contemplated hereby and (ii) approved the execution and delivery of this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby;

Whereas, the Company Equityholder (as defined below) intends to (i) declare this Agreement and the other documents contemplated hereby advisable for the Company to enter into and recommend the approval of this Agreement by the Company Members (as defined below) and (ii) approve this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby;

Whereas, the Board of Directors of Acquiror has (i) determined that it is advisable for Acquiror to enter into this Agreement and the documents contemplated hereby, (ii) approved the execution and delivery of this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, and (iii) recommended the adoption and approval of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby by the Acquiror Stockholders;

Whereas, Acquiror, as the sole member of Merger Sub, has (i) declared this Agreement and the other documents contemplated hereby advisable for Merger Sub to enter into and recommended the approval of this Agreement by the sole member and manager of Merger Sub, and (ii) approved this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby;

Whereas, in furtherance of the Merger and in accordance with the terms hereof, Acquiror shall provide an opportunity to its stockholders to have their outstanding Acquiror Common Shares redeemed on the terms and subject to the conditions set forth in this Agreement and Acquiror’s Governing Documents (as defined below) in connection with obtaining the Acquiror Stockholder Approval (as defined below);

Whereas, as a condition and inducement to Acquiror’s willingness to enter into the Original Agreement, the Original Company Equityholder (as defined below) has executed and delivered to Acquiror a Company Equityholder Support and Lock-Up Agreement (as defined below) pursuant to which the Original Company Equityholder has agreed, among other things, (i) to vote in favor of the adoption and approval, promptly following the time at which the Registration Statement shall have been declared effective and delivered or otherwise made available to unitholders, of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby and (ii) not to sell, transfer, convey or assign any Subject Units (as defined in the Company Equityholder Support and Lock-Up Agreement) except as otherwise permitted under and until such time specified in the Company Equityholder Support and Lock-up Agreement;

Whereas, as a condition and inducement to the Company’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Sponsor has executed and delivered to the Company the Sponsor Support and Lock-up Agreement (as defined below, pursuant to which the Sponsor has agreed, among other things, (i) to vote (whether pursuant to a duly convened meeting of the members of the Company or pursuant to an action by written consent of the members of the Company) in favor of the adoption and approval, promptly following the time at which the Registration Statement shall have been declared effective and delivered or otherwise made available to stockholders, of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby and (ii) not to sell, transfer, convey or assign any Acquiror Common Shares until such time specified in the Sponsor Support and Lock-up Agreement;

Whereas, in furtherance of the transactions contemplated hereby, the parties to this Agreement desire to implement an equity-based compensation plan, pursuant to which directors, officers and employees of Acquiror or Affiliates of Acquiror after the Closing Date may be entitled to compensation for their services, in the form of the Evolution Metals & Technology Corp. 2025 Equity Incentive Plan as attached hereto as Exhibit A (the “Incentive Plan”);

Whereas, after the date hereof, Acquiror may enter into Subscription Agreements (as defined below) with PIPE Investors (as defined below) pursuant to which, and on the terms and subject to the conditions of which, such PIPE Investors agree to purchase Acquiror Common Shares from Acquiror for an aggregate purchase price to be determined prior to or substantially concurrent with the Closing;

Whereas, in connection with the transactions contemplated hereby, and as a material inducement to each of the parties entering into this Agreement, the Company and Acquiror intend to enter into certain other agreements to consummate other transactions subject to the terms and conditions set forth therein, each to be effective on or about the Closing, which are collectively referred to as the “Precedent Transactions”;

Whereas, in the first step of the Precedent Transactions, the Company Equityholder intends to form a wholly owned subsidiary and Delaware corporation (“US NewCo”), and immediately thereafter contribute 13,000 Company Membership Units in exchange for 100 shares of common stock of US NewCo;

Whereas, in the second step of the Precedent Transactions, the Company intends to form (i) a wholly owned subsidiary and Korean Chusik Hoesa company (“Korea NewCo”) and (ii) a wholly owned subsidiary and Korean non-Chusik Hoesa company (“Korea DRE”);

Whereas, in the third step of the Precedent Transactions, Korea DRE shall elect to be classified as a disregarded entity for U.S. federal income tax purposes (and file any necessary forms and take any further actions necessary to effectuate such classification);

Whereas, in the fourth step of the Precedent Transactions, the Company intends to contribute $78,870,000 (the “Capital Contribution”) to the capital of, and intends to assign its rights under the applicable Heads of Agreement between the Company and each of KCM Industry Co., Ltd., KMMI Inc, NS World Co., Ltd. and Handa Lab Co., Ltd. (collectively, the “Korean Targets”) to, Korea NewCo;

Whereas, in the fifth step of the Precedent Transactions, the Company intends to cause Korea NewCo to distribute the Capital Contribution to the Company in exchange for 16,571 Company Membership Units;

Whereas, in step 6-A of the Precedent Transactions, Korea Newco will acquire Korea DRE from the Company in exchange for KRW 10,000,000, after which Korea DRE shall become a wholly owned subsidiary of Korea Newco;

Whereas, in step 6-B of the Precedent Transactions, each equityholder of each of the Korean Targets who does not exercise his, her or its appraisal rights with respect to all of his, her or its equity interests in the applicable Korean Target (each a “Korean Equityholder, and collectively, the “Korean Equityholders”) shall, pursuant to share exchange agreements, exchange those of his, her or its equity interests in the applicable Korean Target owned by such Korean Equityholder with respect to which such Korean Equityholder does not exercise the appraisal rights for the portion of the Company Membership Units set forth opposite such Korean Equityholder’s name as set forth in Section 1.1 of the Company Disclosure Letter, and the remaining Company Membership Units that represent the fair market value of the shares of the Korean Targets with respect to which the appraisal rights are exercised shall be transferred by Korea Newco to each applicable Korean Target;

Whereas, in step 6-C of the Precedent Transactions, Korea NewCo shall, pursuant to an agreement and plan of merger, merge with and into Korea DRE, such that the separate existence of Korea NewCo shall cease and Korea DRE shall be the surviving company;

Whereas, in step 6-D of the Precedent Transactions, the Company will acquire all of its Company Membership Units held by the applicable Korean Targets in exchange for $48,118,084, and each such Korean Target will use its applicable portion of the $48,118,084 to redeem its equity interests with respect to which the appraisal rights have been exercised, subsequent to which redemptions the Korean Targets shall become wholly owned subsidiaries of Korea DRE;

Whereas, in the seventh step of the Precedent Transactions, WTMA Merger Subsidiary Corp., a Delaware corporation and a wholly owned subsidiary of Acquiror (“WTMA Merger Sub”), intends to merge with and into US NewCo pursuant to an agreement and plan of merger, such that (i) the separate existence of WTMA Merger Sub shall cease and US NewCo shall be the surviving corporation and a wholly owned subsidiary of Acquiror and (ii) the Company Equityholder shall receive $61,875,098 of Acquiror Common Shares in consideration for such merger;

Whereas, the transactions to be consummated hereunder (including, for the avoidance of doubt, the Merger) at the Closing are the eighth step of the Precedent Transactions and shall occur immediately following the seventh step of the Precedent Transactions;

Whereas, any transactions to be consummated pursuant to Subscription Agreements entered into with PIPE Investors in accordance with the terms hereof and thereof shall occur in step nine of the Precedent Transactions.”

(b)	The definition of “Company Minority Equityholders” in Section 1.1 of the Merger Agreement is hereby amended and restated in its entirety to provide as follows:

““Company Minority Equityholders” means (i) Springrock Management Inc., a Nevada corporation, Jon Brown, Wendy Brown, Harry Evans, Tom Stoddard, Nicole Garcia, Vinesh Vasnani, Todd Brown, Michelle Brown, Raymond Brown, Lois Brown, Jim Paschke, Laveen Vasnani, Segal Family 2021 Irrevocable Trust, Michael Brown, Lundgren Holdings LLC, Hustis Holdings LLC and Charles E. Gerretson; (ii) subsequent to step 6-B of the Precedent Transactions (as described in the Recitals hereto), the Korean Equityholders; (iii) The NYX 2025 Irrevocable Trust UA Dated April 8, 2025, Andrew J. Knaggs, individual trustee; and (iv) subsequent to Step 1 of the Precedent Transactions (as described in the Recitals hereto), US NewCo.”

(c)	Section 6.6 of the Merger Agreement is hereby amended and restated in its entirety to provide as follows:

“Acknowledgement and Waiver Regarding Pre-Closing Actions. The parties hereto acknowledge and agree that (a) prior to the Closing, (i) the Original Company Equityholder assigned all of his Company Membership Units to the Company Equityholder and (ii) (y) the Amended and Restated Agreement and Plan of Merger, between Critical Mineral Recovery, Inc., the Company, and the other parties thereto, dated March 31, 2025, and (z) the Investment Agreement between the Company and Robert N. Feldman Revocable Living Trust dated 4 November 2024 were terminated, and (b) none of the actions described in Section 6.6(a) shall constitute a violation of Article VI or Article IX in any respect.”

(d)	Section 7.5(b) of the Merger Agreement is hereby amended and restated in its entirety to provide as follows:

“insofar as the Company’s nominees are elected to the Board of Directors: (i) the class of directors serving in the term expiring on the first annual meeting of the stockholders of Acquiror falling after the Closing Date shall consist of Thomas Stoddard; (ii) the class of directors serving in the term expiring on the second annual meeting of the stockholders of Acquiror falling after the Closing Date shall consist of Christopher C. Miller and Ambassador Robin S. Bernstein (Ret.); and (iii) the class of directors serving in the term expiring on the third annual meeting of the stockholders of Acquiror falling after the Closing Date shall consist of Chris Hansen and David Wilcox; and”

(e)	The Company Disclosure Letter is hereby amended and restated in its entirety in the form delivered between the parties hereto on the Amendment Date, and attached hereto as Exhibit A.

3.	Effect of Amendment; Full Force and Effect. This Amendment shall form a part of the Merger Agreement for all purposes, and each Party shall be bound hereby and this Amendment and the Merger Agreement shall be read and interpreted as one combined instrument. From and after the Amendment Date, each reference in the Merger Agreement to “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby” or words of like import referring to the Merger Agreement shall mean and be a reference to the Merger Agreement as amended by this Amendment. Except as herein expressly amended or otherwise provided herein, each and every term, condition, warranty and provision of the Merger Agreement shall remain in full force and effect, and such are hereby ratified, confirmed and approved by the Parties.

4.	Governing Law. This Amendment shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction, in each case as in effect from time to time and as the same may be amended from time to time, and as applied to agreements performed wholly within the State of Delaware.

5.	Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by electronic means, including DocuSign, Adobe Sign or other similar e-signature services, e-mail or scanned pages shall be effective as delivery of a manually executed counterpart to this Amendment.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be duly executed on its behalf as of the Amendment Date.

Welsbach Technology Metals Acquisition Corp.

By:	/s/ Christopher Clower
Name:	Christopher Clower
Title:	Chief Operating Officer

WTMA Merger Subsidiary LLC

By:	Welsbach Technology Metals Acquisition Corp.
Its:	Manager

By:	/s/ Christopher Clower
Name:	Christopher Clower
Title:	Authorized Signatory

Evolution Metals LLC

By:	/s/ David Wilcox
Name:	David Wilcox
Title:	Manager

[Signature Page to Amendment No. 5 to BCA]

Exhibit A

Company Disclosure Letter

(see attached.)